Endo
1400 Atwater Drive
Malvern, PA 19355
484 216 0000

endo.com

endo

Sent via electronic mail and overnight courier

November 3, 2015

Mr. Tom Wegman
President
BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, NY 11563

RE:	Exercise of Option Pursuant to Section 2.2 of the Second Amended and Restated Development and License Agreement, dated August 31, 2011, as amended.

Dear Tom:

Endo Global Ventures provides this notice pursuant to Section 2.2 of the Second Amended and Restated Development and License Agreement, dated as of August 31, 2011, as amended, (the “Agreement”) by and between BioSpecifics Technologies Corp. (“BTC”) and Auxilium Pharmaceuticals, Inc. (“Auxilium”). An Affiliate of Endo International plc acquired Auxilium in January 2015 and the Agreement has been assigned to Endo International plc Affiliate, Auxilium Bermuda ULC, currently known as Endo Global Ventures (hereinafter referred to as “Endo”).

Endo hereby provides to BTC written notice of exercise of its Additional Indication Option (as defined in the Agreement) with regard to the Additional Indications for the Product (as defined in the Agreement) of plantar fibromatosis and lateral thigh fat.

Endo hereby waives the requirement set forth in Section 2.2(c) that BTC complete Stage I Development and submit to Endo a completed Phase II Clinical Trial report. Except as set forth herein, all other terms, provisions, conditions and covenants of the Agreement remain in full force and effect.

The Exercised Indication Date (as defined in the Agreement) shall be the date hereof, and pursuant to Section 2.2(e), the definition of “Field” in the Agreement shall be expanded to include both plantar fibromatosis and lateral thigh fat.

By mutual agreement of the parties, Endo shall pay to BTC the amount of $500,000 for each Additional Indication for the Product within thirty (30) days of the date hereof.

Mr. Tom Wegman	endo
November 3, 2015

Please countersign below and return a copy to Endo. As stated in the Agreement, BTC and Endo agree that this exercise notice shall be appended to the Agreement upon signature by BTC and incorporated by reference into the Agreement effective November 3, 2015.

We look forward to our continuing collaborations.

Sincerely,

/s/ Sue Hall

Sue Hall
Chief Scientific Officer & Global Head of Research and Development, Endo International plc
Director, Endo Global Ventures

/s/ Thomas Wegman
BioSpecifics Technologies Corp.
Name: Thomas Wegman
Title: President

cc to:	Attn: Carl A. Valenstein, Esq.
Bingham McCutchen LLP
2020 K Street NW
Washington, DC 20006